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                                                                    Exhibit 21.1

      LIST OF SIGNIFICANT SUBSIDIARIES.

      The following is a list of Ispat International N.V.'s significant subsidiaries, each wholly-owned indirectly through intermediate holding companies:

      -     Ispat Inland, incorporated in the United States;

      -     Ispat Mexicana, incorporated in Mexico;

      -     Ispat Sidbec, incorporated in Canada;

      -     Caribbean Ispat, incorporated in Trinidad and Tobago;

      -     Ispat Europe Group, incorporated in Luxembourg;

      -     Ispat Hamburg, incorporated in Germany;

      -     Ispat Ruhrort, incorporated in Germany;

      -     Ispat Hochfeld, incorporated in Germany; and

      -     Ispat Unimetal, incorporated in France.

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